                                                                EXHIBIT (d)(iii)

                              SUB-ADVISORY CONTRACT

         This agreement (the "Contract"), dated as of January , 2003, is between Guardian Investor Services LLC, a Delaware limited liability company (the "Manager"), and UBS Global Asset Management (Americas) Inc., a Delaware corporation (the "Sub-Adviser").

                                    RECITALS

         (1) Manager has entered into an Investment Advisory Contract, dated as of December 20, 2001 ("Advisory Contract"), with The Guardian Variable Contract Funds, Inc., a Maryland corporation (the "Fund"), an open-ended management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), together with Fee Appendices each dated as of January 28, 2003 with respect to the series of the Fund designated as The Guardian UBS VC Large Cap Value Fund and The Guardian UBS VC Small Cap Value Fund (each, "a Series" and collectively, "the Series");

         (2) Manager wishes to retain the Sub-Adviser to furnish certain investment advisory services to Manager and the Series; and

         (3) The Sub-Adviser is willing to furnish such services.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, Manager and the Sub-Adviser agree as follows:

         1. Appointment. Manager hereby appoints the Sub-Adviser as an investment sub-adviser with respect to each Series for the period and on the terms set forth in this Contract. The Sub-Adviser accepts that appointment and agrees to render the services herein set forth, in exchange for the compensation herein provided. The Sub-Adviser shall, for all purposes herein, be deemed to be an independent contractor and shall not, except as expressly provided or authorized, have the authority to act for or to represent the Series or the Manager in any way or otherwise be deemed an agent of the Series or the Manager. The Sub-Adviser's appointment hereunder with respect to each Series shall be deemed to reflect a separate contractual arrangement, which has been combined into a single agreement for administrative convenience.

         2. Duties as Sub-Adviser.

         (a) Subject to the supervision and direction of the Fund's Board of Directors (the "Board") and review by Manager, and any written guidelines adopted by the Board or Manager and furnished to the Sub-Adviser, the Sub-Adviser will provide a continuous investment program for all or a designated portion of the assets ("Segment") of the Series, including investment research and discretionary management with respect to all securities and investments and cash equivalents in the Series or Segment. The Sub-Adviser will determine from time to time what investments will be purchased, retained or sold by the Series or Segment. The Sub-Adviser will be responsible for placing purchase and sell orders with brokers-dealers, which may include brokers-dealers affiliated with Sub-Adviser, subject to compliance with Rule 17e-1 under the Investment Company Act of 1940, as amended (the "1940 Act") and other applicable legal requirements, for investments and for other related transactions for the Series or Segment. Manager delegates to Sub-Adviser and Sub-Adviser shall have the responsibility and authority to vote proxies solicited by, or with respect to, the issuers of securities held in the Series or the Sub-Adviser's Segment of the Series. Manager shall provide (or cause the Series' custodian to provide) to Sub-Adviser all proxy solicitation materials that it receives and shall assist Sub-Adviser in its efforts to conduct the proxy voting process. The Sub-Adviser will provide services under this Contract in accordance with the Series' investment objective, policies and restrictions as stated in the Fund's currently effective registration statement under the 1940 Act, and any amendments or supplements thereto (the "Registration Statement").

     (b) The Sub-Adviser agrees that, in placing orders with brokers-dealers, it will seek to obtain the best net result in terms of price and execution; provided that, on behalf of each Series, the Sub-Adviser may, in its discretion, use brokers-dealers that provide the Sub-Adviser with research, analysis, advice and similar services to execute portfolio transactions on behalf of the Series or Segment, and the Sub-Adviser may pay to those brokers-dealers in return for brokerage and research services a higher commission than may be charged by other brokers-dealers, subject to the Sub-Adviser's determining in good faith that such commission is reasonable in terms either of the particular transaction or of the overall responsibility of the Sub-Adviser and its affiliates to the Series or its other clients over which they have investment discretion and that the total commissions paid by the Series or Segment will be reasonable in relation to the benefits to the Series over the long term. In no instance will portfolio securities be purchased from or sold to the Manager, the Fund or the Sub-Adviser, or any affiliated person thereof, except in accordance with the federal securities laws and the rules and regulations thereunder. The Sub-Adviser may aggregate sales and purchase orders with respect to the assets of the Series or Segment with similar orders being made simultaneously for other accounts advised by the Sub-Adviser or its affiliates. Whenever the Sub-Adviser simultaneously places orders to purchase or sell the same security on behalf of the Series and one or more other accounts advised by the Sub-Adviser, the orders will be allocated as to price and amount among all such accounts over a period of time on a fair and equitable basis relative to each account. Manager recognizes that in some cases this procedure may adversely affect the results obtained for the Series or Segment.

         (c) The Sub-Adviser will maintain, in connection with the Sub-Adviser's investment advisory obligations provided to the Series, all books and records required to be maintained pursuant to the 1940 Act and the rules and regulations promulgated thereunder with respect to transactions by the Sub-Adviser on behalf of each Series or Segment, and will furnish the Board and Manager with such periodic and special reports as the Board or Manager reasonably may request. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser hereby agrees that all records that it maintains for the Series are the property of the Fund, agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any records that it maintains for the Fund and that are required to be maintained by Rule 31a-1 under the 1940 Act, and further agrees to surrender promptly to the Fund any records or copies thereof that it maintains for the Series upon request by the Fund or Manager; provided, however, that Sub-Adviser may retain copies of any records to the extent required for it to comply with applicable law. Notwithstanding the foregoing, the Sub-Adviser has no responsibility for the maintenance of the Fund's records, except insofar as directly related to the services provided to the Series.

         (d) At such times as shall be reasonably requested by the Board or Manager, the Sub-Adviser will provide the Board and Manager with economic and investment analyses and reports as well as quarterly reports setting forth the performance of the Series or Segment and make available to the Board and Manager any economic, statistical and investment services that the Sub-Adviser normally makes available to its institutional or other customers.

         (e) The Sub-Adviser shall make its portfolio management, compliance and other personnel available to consult with the Board and Manager, including by facilitating their attendance as may reasonably be requested at Board meetings, and provide such reports as the Manager or the Board shall reasonably request from time to time. In addition, the Sub-Adviser agrees to provide annual certifications to the Manager and the Board regarding its compliance program.

         3. Further Duties. In all matters relating to the performance of this Contract, the Sub-Adviser will (a) act in conformity with the Series' investment objectives, policies, strategies and restrictions as stated in the Fund's Registration Statement and with the written instructions and written directions of the Board or the Manager, subject to receipt of such additional information as may be required from the Manager and provided in accordance with this Contract, and (b) comply, in connection with the Sub-Adviser's investment advisory obligations provided to the Series, with the requirements of the 1940 Act and the Investment Advisers Act of 1940, as amended ("Advisers Act") and with the rules under each, (c) manage the Series so that, to the extent within the control of Sub-Adviser, the Series will qualify at all times as a regulated investment company under Subchapter M of the Internal Revenue Code ("Code"), as applicable to regulated investment companies; and (d) comply with all other federal and state laws and regulations applicable to the Fund and the Series, including without limitation those applicable to investment options underlying variable insurance products.

         Without limiting the generality of the foregoing, the duties of the Sub-Adviser shall include the preparation and filing of periodic reports on Form 13F with the Securities and Exchange Commission (the "SEC") and cooperation with examinations of the Series or the Manager by the SEC or other regulatory body.

         Sub-Adviser does not represent or warrant that it will achieve the investment objective of the Series.

         4. Duties of Manager. Manager agrees to provide to the Sub-Adviser copies of the Fund's Registration Statement, written instructions and directions of the Board and Manager, and any amendments or supplements to any of these materials as soon as practicable after such materials become available; and further agrees to identify to the Sub-Adviser in writing any brokers-dealers that are affiliated with the Manager or the Fund. Manager shall provide (or cause the Series' custodian to provide) timely information to Sub-Adviser regarding such matters as the composition of assets of the Series, cash requirements and cash available for investment in the Series, and all other reasonable information as may be necessary for Sub-Adviser to perform its duties and responsibilities herein.

         5. Compensation.

         (a) For the services provided and the expenses assumed by the Sub-Adviser pursuant to this Contract in respect of each Series, Manager will pay to the Sub-Adviser a sub-advisory fee, specified in Exhibit A to this Contract. If the Sub-Adviser is managing a Segment, its fees will be based on the value of assets of the Series within the Sub-Adviser's Segment.

         (b) If this Contract becomes effective or terminates as to a Series before the calendar end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be pro-rated according to the proportion that such period bears to the full month in which such effectiveness or termination occurs with respect to such Series.

         6. Allocation of Charges and Expenses. The Sub-Adviser assumes and shall pay for maintaining the staff and personnel necessary to perform its obligations under this Contract and all other expenses that it may incur in its performance hereunder.

         7. Limitation of Liability. Neither the Sub-Adviser, nor any of its directors, officers, employees, agents, or affiliates shall be liable for any error of judgment or mistake of law or for any loss suffered by the Series, the Fund, its shareholders or by the Manager in connection with the matters to which this Contract relates, except for losses resulting from the Sub-Adviser's, or any of its directors', officers', employees', agents' (excluding any broker-dealer selected by the Sub-Adviser), or affiliates' (a) willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or (b) from the reckless disregard of its obligations and duties under this Contract. Nothing in this paragraph shall be deemed a limitation or waiver of any obligation or duty that may not by law be limited or waived.

         8. Indemnification.

         (a) The Manager agrees to indemnify and hold harmless the Sub-Adviser and its affiliates from and against any and all losses, claims, damages, liabilities or litigation (including legal and other expenses) (each, a "Loss" and collectively, "Losses") incurred by Sub-Adviser arising from or based upon the Manager's willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reckless disregard of its obligations and duties under this Contract; provided however, that in no case is the Manager's indemnity in favor of any person deemed to protect such other person against any Loss arising from such other person's willful misfeasance, bad faith or gross negligence in the performance of its duties under this Contract or reckless disregard of its obligations and duties under this Contract.

         (b) The Sub-Adviser agrees to indemnify and hold harmless the Manager, its affiliates and each Series and the Trust, from and against any and all Losses incurred by Manager arising from or based upon the Sub-Adviser's willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reckless disregard of its obligations and duties under this Contract; provided however, that in no case is the Sub-Adviser's indemnity in favor of any person deemed to protect such other person against any Loss arising from such other person's willful misfeasance, bad faith or gross negligence in the performance of its duties under this Contract or reckless disregard of it obligations and duties under this Contract.

         (c) The Sub-Adviser agrees that it shall bear any costs, fees or expenses associated with any Sub-Adviser error constituting a breach of the Sub-Adviser's duties and obligations under this Contract.

         9. Representations of the Sub-Adviser.

         (a) The Sub-Adviser (i) is registered as an investment adviser under the Advisers Act; (ii) is not prohibited by the 1940 Act, the Advisers Act, or any other applicable federal, state, regulatory, or industry self-regulatory agency's requirements, from performing the investment advisory services contemplated by this Contract; (iii) has the authority to enter into and perform the services contemplated by this Contract; (iv) will promptly notify Manager of any event that would disqualify the Sub-Adviser from providing, or impair the Sub-Adviser's ability to provide, investment advisory services as a sub-adviser of an investment company pursuant to Section 9(a) of the 1940 Act or a provision of the Advisers Act; and (v) will immediately forward upon receipt to the Manager, for itself and as agent for the Fund, any correspondence from the SEC or other regulatory authority that directly relates to a Series or Segment and any response thereto from Sub-Adviser.

         (b) The Sub-Adviser has adopted a written code of ethics and appropriate procedures complying with the requirements of Rule 17j-1 under the 1940 Act and has provided Manager and the Board with a copy of such code of ethics. Manager acknowledges receipt of Sub-Adviser's current code of ethics. In the event of a material violation of the Sub-Adviser's code of ethics, the appropriate compliance person of Sub-Adviser shall notify the Manager reasonably promptly of the nature of the violation and any actions taken as a result of such violation. Within thirty days of the end of the last calendar quarter of each full or partial year that this Contract is in effect (or more frequently if required by Rule 17j-1 or as the Fund may reasonably request), the appropriate compliance person of Sub-Adviser shall provide any certifications required by Rule 17j-1, as in effect from time to time, to Manager that the Sub-Adviser has complied with the requirements of Rule 17j-1 during the previous year and that there has been no material violation of the Sub-Adviser's code of ethics or, if such a violation has occurred, that appropriate action was taken in response to such violation.

         (c) The Sub-Adviser has provided Manager with a copy of its Form ADV (including Part II thereof), as most recently filed with the SEC, and undertakes to provide amendments to its Form ADV reasonably promptly following the filing of such amendments with the SEC.

         10. Services Not Exclusive. The services furnished by the Sub-Adviser hereunder are not to be deemed exclusive and the Sub-Adviser shall be free to furnish similar services to others so long as its services under this Contract are not impaired thereby or unless otherwise agreed to by the parties hereunder in writing. Nothing in this Contract shall limit or restrict the right of any trustee, director, officer or employee of the Sub-Adviser, who may also be a Director, officer or employee of the Fund, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

         11. Duration and Termination. The provisions of this Section 11 shall apply severally to each Series.

         (a) This Contract shall become effective as to a Series upon the latest of (i) the date of its execution by both parties, (ii) the date of its approval by a vote of a majority of those Directors of the Fund who are not parties to this Contract or interested persons of any such party ("Independent Directors"), cast in person at a meeting called for the purpose of voting on such approval or
(iii) if required by the 1940 Act, the date of its approval by a majority of the respective Series' outstanding voting securities, unless in the case of (iii), the Fund complies with the terms of any SEC exemptive order or rule permitting it to enter into or modify the Contract without such vote.

         (b) Unless sooner terminated as provided herein as to a Series, this Contract shall continue in effect for 2 years from its effective Date. Thereafter, if not terminated as to a Series, this Contract shall automatically renew and continue thereafter for successive periods of 12 consecutive months each; subject to the condition that such continuance is specifically approved at least annually: (i) by a vote of a majority of Independent Directors, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by either the Board or by a vote of a majority of the outstanding voting securities of such Series.

         (c) Notwithstanding the foregoing, with respect to a Series, this Contract may be terminated at any time, without the payment of any penalty, by vote of the Board or by a vote of a majority of the outstanding voting securities of such Series on 60 days' written notice to the Sub-Adviser. The Manager may terminate the Contract immediately upon prior written notice to Sub-Adviser, without payment of penalty, in the event of (i) material breach by the Sub-Adviser of any of the representations and warranties set forth in Paragraph 9 of this Contract, or (ii) if, in the reasonable judgment of Manager, the Sub-Adviser becomes unable to discharge its duties and obligations under this Contract. The Sub-Adviser may terminate this Contract at any time, without payment of any penalty, on 90 days' written notice to Manager. This Contract will terminate automatically in the event of its assignment or upon termination of the Advisory Contract as it relates to the respective Series, as applicable, except to the extent permitted by paragraph 18 hereof.

         12. Amendment of this Contract. This Contract may not be waived, modified, or amended without such waiver, modification, or amendment written in an instrument signed by all parties hereto. No amendment of this Contract as to a Series shall be effective until approved by vote of (i) a majority the Independent Directors and (ii) a majority of such Series' outstanding voting securities unless in the case of (ii), the Fund complies with the terms of any SEC exemptive order or rule permitting it to modify to the Contract without such vote. A party's failure to insist at any time upon strict compliance with this Contract will not constitute a waiver by either party of any of its rights.

         13. Governing Law. This Contract shall be construed in accordance with the 1940 Act and the laws of the State of New York, without giving effect to the conflicts of laws principles thereof. To the extent that the applicable laws of the State of New York conflict with the applicable provisions of the 1940 Act, the latter shall control.

         14. Miscellaneous. This Contract, including any Exhibits, contains the entire understanding between Manager and the Sub-Adviser, with respect to its subject matter and supercedes all prior and contemporaneous oral and written understandings and agreements. The captions in this Contract are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Contract shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Contract shall not be affected thereby. This Contract shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. As used in this Contract, the terms "majority of the outstanding voting securities," "affiliated person," "interested person," "assignment," "broker," "dealer," "investment adviser," "net assets," "sale," "sell" and "security" shall have the same meaning as such terms have in the 1940 Act, subject to such exemption as may be granted by the SEC by any rule, regulation or order. Where the effect of a requirement of the federal securities laws reflected in any provision of this Contract is made less restrictive by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order. This Contract may be signed in counterpart.

         15. Notices. Any notice herein required is to be in writing and is deemed to have been given to the Sub-Adviser or Manager upon receipt of the same at their respective addresses set forth below. All written notices required or permitted to be given under this Contract will be delivered by personal service, by postage mail - return receipt requested or by facsimile machine or a similar means of same day delivery which provides evidence of receipt (with a confirming copy by mail as set forth herein). All notices provided to Manager will be sent to the attention of Richard A. Cumiskey, Compliance Officer, Guardian Investor Services LLC, 81 Highland Avenue, Bethlehem, Pennsylvania 18017, Mail Station A-261, telephone (610) 807-7710; fax (610) 807-2930. All notices provided to the Sub-Adviser will be sent to the attention of Mary Tritley, UBS Global Asset Management (Americas) Inc, One North Wacker Drive, Chicago, Illinois 60606.

         16. Use of Name of Sub-Adviser.

         (a) Without the prior express written consent of the Sub-Adviser, Manager agrees that it shall not (i) use the name, logo, insignia or other identifying mark of the Sub-Adviser or any affiliated person of the Sub-Adviser, or (ii) describe the Sub-Adviser, or any affiliated person of the Sub-Adviser, in any manner, in any materials, including registration statements and marketing and sales materials, without providing such materials to Sub-Adviser within a reasonable time prior to such proposed use, and providing Sub-Adviser reasonable time to approve, modify or reject such materials. Sub-Adviser agrees that it shall not unreasonably withhold approval of any such materials.

         (b) Manager and the Sub-Adviser agree that, as between the parties, the Sub-Adviser owns all rights, title, and interest to (and shall remain the exclusive owner of) all intellectual property rights related to "UBS". During the term of this Agreement, and only for as long as this Agreement or any extension, renewal, or amendment hereof remains in effect, the Sub-Adviser grants to Manager a non-exclusive, non-transferable license to use "UBS" only in the following Series' names" "The Guardian UBS VC Large Cap Value Fund" and "The Guardian UBS VC Small Cap Value Fund". Manager agrees that in the even that this Agreement is transferred or assigned (in accordance with this Agreement) to an entity that is not an affiliated person of the Sub-Adviser or upon termination of this Agreement with respect to a Series, Manager shall immediately take all steps, in accordance with applicable law, to (i) delete "UBS" from the name of such Series, (ii) cease to use "UBS" or any similar name in any registration statement for such Series, or in any marketing materials pertaining to such Series, and (iii) legally change the name of such Series by seeking the requisite Board approvals and by subsequently filing the required documentation with the appropriate state and federal agencies.

         17. Disclosure. Manager acknowledges receipt of the Sub-Adviser's Form ADV, Part II, more than forty-eight (48) hours prior to execution of this Contract.

         18. Supplemental Services. The Sub-Adviser may enter into arrangements with other persons affiliated with the Sub-Adviser or with unaffiliated third parties to better enable the Sub-Adviser to fulfill its obligations under this Contract for the provision of certain personnel and facilities to the Sub-Adviser, at its own expense and subject to the Sub-Adviser retaining overall responsibility for the acts and omissions of such persons.



IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized signatories as of the dates written below.

Guardian Investor Services LLC                               UBS Global Asset Management (Americas) Inc.



By:________________________________                          By:__________________________________
Name:______________________________                          Name:________________________________
Title:_____________________________                          Title:_______________________________
Date:______________________________                          Date:________________________________


By:________________________________                          By:__________________________________
Name:______________________________                          Name:________________________________
Title:_____________________________                          Title:_______________________________
Date:______________________________                          Date:________________________________

                                    EXHIBIT A


                                            ANNUAL ADVISORY FEE
                                            PAYABLE BY
FUND                                        MANAGER TO SUB-ADVISER

                                            (as a percentage of average
                                            daily net assets)

The Guardian UBS VC Large Cap Value Fund      0.43%

The Guardian UBS VC Small Cap Value Fund      0.60% for the first $50 million
                                                     in average daily net assets
                                              0.55% for average daily net assets
                                                     above $50 million